EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Rim Semiconductor Company and Subsidiaries on Form S-8 (File Nos. 333-68716 and 333-102900) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated January 28, 2008, with respect to our audits of the consolidated financial statements and related consolidated financial statements of Rim Semiconductor Company and Subsidiaries as of October 31, 2007 and 2006 and for the years ended October 31, 2007 and 2006, which report is included in this Annual Report on Form 10-KSB of Rim Semiconductor for the year ended October 31, 2007.

/s/ Marcum & Kliegman llp

Marcum & Kliegman llp
New York, New York
January 28, 2008